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                                                                    EXHIBIT 12.1



                                SIMMONS COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                PREDECESSOR
                       -------------------------------------------------------------
                        FOR THE     FOR THE     FOR THE     FOR THE
                         YEAR        YEAR        YEAR        YEAR       PERIOD FROM
                         ENDED       ENDED       ENDED       ENDED     DEC. 29, 2002
                       DEC. 25,    DEC. 30,    DEC. 29,    DEC. 28,       THROUGH
                         1999        2000        2001        2002      DEC. 19, 2003
                       ---------   ---------   ---------   ---------   -------------
                                          (Dollars in thousands)
Pre-tax income (loss)
  from operations....  $(12,363)   $(23,355)   $(17,783)   $ 10,285      $(42,941)
Fixed charges:
Interest expense and
  amortization of
  debt discount and
  financing costs....    38,418      40,586      39,971      32,193        45,289
Rentals - 13%(1).....     1,820       2,002       2,281       2,696         3,911
                       --------    --------    --------    --------      --------
Total fixed
  charges............    40,238      42,588      42,252      34,889        49,200
                       --------    --------    --------    --------      --------
Earnings before
  income taxes and
  fixed charges......  $ 27,875    $ 19,233    $ 24,469    $ 45,174      $  6,259
                       --------    --------    --------    --------      --------
Ratio of earnings to
  fixed charges(2)...       .69x        .45x        .58x       1.29x          .13x


                         SUCCESSOR      PREDECESSOR       SUCCESSOR
                       -------------   --------------   --------------
                        PERIOD FROM     PERIOD FROM      PERIOD FROM
                       DEC. 20, 2003   DEC. 29, 2002    DEC. 27, 2003
                          THROUGH         THROUGH          THROUGH
                       DEC. 27, 2003   MARCH 29, 2003   MARCH 27, 2004
                       -------------   --------------   --------------
                                   (Dollars in thousands)
Pre-tax income (loss)
  from operations....   $   (8,017)        $ 12,529        $    6,196
Fixed charges:
Interest expense and
  amortization of
  debt discount and
  financing costs....        4,665           7,429            11,137
Rentals - 13%(1).....           88           1,050             1,123
                        ----------        --------        ----------
Total fixed
  charges............        4,753           8,479            12,260
                        ----------        --------        ----------
Earnings before
  income taxes and
  fixed charges......   $   (3,264)       $ 21,008        $   18,456
                        ----------        --------        ----------
Ratio of earnings to
  fixed charges(2)...            A            2.48x             1.51x

(1) The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.

(1) Earnings were insufficient to cover fixed charges in 1999, 2000, 2001 and Predecessor '03 by$12.4 million, $23.4 million, $17.8 million and $42.9 million, respectively.

A- In successor period 2003 the company's earnings were insufficient to cover fixed charges. We would need an amount equal to $8.1 million to cover this deficiency.